HCSG Provides Update On Client Restructuring;
Reiterates 2024 Cash Flow Forecast & ROY Outlook

BENSALEM, PA --(BUSINESS WIRE)-- Healthcare Services Group, Inc. (NASDAQ:HCSG) today issued the following statement in response to LaVie Care Centers’ announcement that it had filed for Chapter 11 bankruptcy protection in the Northern District of Georgia. As a result of LaVie’s filing, the Company estimates a Q2 non-cash charge of approximately $0.20 per share. The Company expects to continue providing services to La Vie and expects no impact on future revenue or earnings. Additionally, the Company anticipates no disruption in postpetition payments and reiterates its previously shared Q2 and 2024 adjusted cash flow expectations of $5.0 million to $15.0 million and $40.0 million to $55.0 million, respectively.

Ted Wahl, Chief Executive Officer, stated, “The recent restructuring activity we’ve seen, including LaVie’s, is the result of conditions and events that occurred over the course of the past few years, as opposed to a reflection of the sector’s ‘current state.’ And while this restructuring will impact the second quarter's reported results, longer term, it only further strengthens the financial health of our customer base. Overall industry fundamentals continue to trend positively, with workforce availability continuing to improve, occupancy at 79%, just under pre-pandemic levels, and CMS's recently proposed 4.1% increase in Medicare rates for fiscal year 2025. Looking ahead, we are focused on executing on our strategic priorities to drive growth, manage costs, and collect what we bill, and remain confident in our ability to deliver long-term value to our shareholders.”

The Company will be participating in The UBS Healthcare Services Cape Cod Summit on June 5, 2024 at Chatham Bars Inn in Chatham, MA and Baird’s 2024 Global Consumer, Technology & Services Conference on June 6, 2024 at the InterContinental Barclay NY. Additionally, the Company will host a conference call on July 24, 2024 to discuss its results for the three months ended June 30, 2024.

Company Contacts:

Theodore Wahl	Matthew J. McKee
President and Chief Executive Officer	Chief Communications Officer

215-639-4274
investor-relations@hcsgcorp.com